Exhibit 8.1 Subsidiaries

1. Compañía Minera Peña de Bernal, S.A. de C.V., a Mexican Company that holds title to the San Martin Mine in Queretaro, Mexico; is wholly-owned subsidiary of Starcore.

2. American Consolidated Minerals Corp. a British Columbia Company is a wholly-owned subsidiary of Starcore.

A) Golden Oasis Exploration, a United States Company in the State of Nevada, is a wholly owned subsidiary of American Consolidated Minerals Corp.

3. Cortez Gold Corp. a Mexican Company is a wholly-owned subsidiary of Starcore.

A) Altiplano Goldsilver S.A. de C.V., a Mexican Company a wholly-owned subsidiary of Cortez Gold, holds title to the Altiplano gold and silver processing plant in Matehuala, Mexico.

4. 0993684 BC Ltd. a British Columbia Company is a wholly-owned subsidiary of Starcore.

A) Arco Exploraciones S.A. de C.V. is a Mexican Company wholly owned subsidiary of 0993684 BC Ltd. and is our leasing company in Mexico.

5. Creston Moly Corp. a British Columbia Company that it is a wholly owned subsidiary of Starcore.

A) Tenajon Resources Corp., a British Columbia Company that it is a wholly owned subsidiary of Creston Moly Corp.

B) Creston Mining Corporation, a Ontario Company that it is a wholly owned subsidiary of Creston Moly Corp.

a) Exploraciones Global, S.A. de C.V. a Mexican Company that it is a wholly-owned subsidiary of Creston Mining Corp. and it holds the 100% interest in the El Creston molybdenum property locates in Sonora, Mexico.